                                                                                                       EXHIBIT 12.1



                                                                 RCN CORPORATION

                                                         RATIO EARNINGS TO FIXED CHARGES
                                                               (Dollars in Thousands)


                                                                                                            Nine Months
                                                       For the Years Ended December 31,                        Ended
                                         -------------------------------------------------------------     September 30,
                                           1992          1993        1994          1995        1996            1997
                                         ---------    ---------    ---------    ---------    ---------     -------------

Income (loss) from continuing             $13,704      $10,711       $6,171       $6,838      $(4,068)       $(45,253)
 operations before income taxes.....
Minority interest in income of                (43)         (85)         (95)        (144)         --              --
 consolidted entities...............
Fixed Charges:
 Interest on long-term and
   short-term debt including                3,007        1,167       16,669       16,517       16,046          10,460
   amoritization of debt expense...
 Total fixed charges................        3,007        1,167       16,669       16,517       16,046          10,460
Earnings before income taxes and          $16,668      $11,793      $22,745      $23,211      $11,978        $(34,793)
   fixed charges....................
Ratio of earnings to fixed charges..        5.54        10.11         1.36         1.41         0.75           (3.33)


For purposes of computing the ratio, earnings are income from continuing operations less minority interest in income of consolidated entities and plus fixed charges. Fixed charges consist of interest on long- and short-term debt including amortization of debt expense. The ratio of earnings to fixed charges for the year ended December 31, 1996 and the nine months ended September 30, 1997 are less than 1 and therefore the earnings are inadequate to cover the fixed charges by $4,068 and $45,253, respectively.